Exhibit 10.5

                           U.S. ENERGY SERVICES, INC.

                                 October 5, 2004

Barry Ellsworth
Green Plains Renewable Energy, Inc.
9635 Irvine Bay Court
Las Vegas, NV  89147

Dear Mr. Ellsworth:

The purpose of this letter is to set forth the understanding and agreement between U.S. Energy Services, Inc. ("U.S. Energy") and Green Plains Renewable Energy, Inc. (GREEN PLAINS) (hereinafter "the Parties").

WHEREAS: GREEN PLAINS is attempting to locate a site that will be suitable, at which, GREEN PLAINS can construct a 45 million dry-mill ethanol plant; and

WHEREAS: U.S. Energy has expertise in negotiating and/or providing for the competitive pricing of natural gas, electricity, and/or coal, and any associated energy facilities and services for such plants; and

WHEREAS: GREEN PLAINS is interested in using the services and expertise of U.S. Energy in helping GREEN PLAINS to negotiate the cost of these services and facilities for the benefit of Green Plains as part of the site selection process and the ongoing energy requirements of the Green Plain's Plant;

NOW THEREFORE, and in consideration of the above, the value and sufficiency of which is hereby acknowledged, the Parties agree as follows:

PROJECT DESCRIPTION: GREEN PLAINS is developing a 45 million gallon per year ethanol plant ("Plant") to be located in southwest Iowa. The Plant will have approximately a four MW peak usage in electricity and will consume approximately 4,500 MMBtu of natural gas per day.

U.S. ENERGY RESPONSIBILITIES: U.S. Energy will provide consulting and energy management services for supplies of natural gas, coal, and electricity for the Plant for the purpose of incorporating the requirements for service and pricing established by GREEN PLAINS for the reasonable operation of the Plant described herein. These services will be provided prior to and during the construction of the Plant ("Construction Period"), and after the Construction Period when the Plant has been placed in service ("Completion Date") subject to the terms of this Agreement. The Completion Date shall be determined when the Plant begins producing ethanol. These services will include but not be limited to the following:

A. Energy Infrastructure Advisory Services Prior to and During the Construction Period

1. Provide an economic comparison of receiving natural gas distribution service. U.S. Energy will provide preliminary engineering cost estimates, route drawings, and project timeline related to constructing pipeline facilities.

         In the event that a direct connect pipeline option is selected, U.S. Energy will submit a tap request to the pipeline. In addition, U.S. Energy will also on behalf of and under the direction of GREEN PLAINS negotiate an option for GREEN PLAINS to minimize interconnect costs through the purchase of firm transportation to the Plant.

2. Determine whether firm, interruptible, or a blend of transportation entitlement will provide the lowest burnertip cost. Factors that will be considered include pipeline credits for the new interconnect, cost of an alternate fuel system, and availability of specific receipt point capacity.

3. Provide advisory services to GREEN PLAINS regarding electric pricing and service agreements.

         a. Analyze the electric service proposals along with primary, secondary and generation options and recommend an electric sourcing strategy and plan. The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

         b. Negotiate final electric service agreements that meet the pricing and reliability requirements of GREEN PLAINS, including options for third party access to electric metering.

         c. Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected. Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy's monthly fee herein, and must be pre-approved by GREEN PLAINS.

4. Evaluate the economics and feasibility of using coal as a fuel source rather than natural gas. Negotiate the acquisition, transportation, storage and other logistics necessary in managing the cost of coal if used as a fuel source.

5. Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

6. Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.

7. Provide a monthly report, at the time of monthly billing to GREEN PLAINS, outlining the tasks completed and the tasks to be completed in the next month(s)and the current status of tasks and activities completed on behalf of GREEN PLAINS to accomplish the goals of GREEN PLAINS.


B. On-Going Energy Management Services Following the Completion Period

U.S. Energy will provide the following services at GREEN PLAINS's request:

1. Provide natural gas supply information to minimize the cost of natural gas purchased. This will include acquiring multiple supply quotes and reporting to GREEN PLAINS the various supply index and fixed prices. U.S. Energy will not take title to GREEN PLAINS gas supplies, but will communicate supply prices and potential buying strategies.

2. Negotiate with pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet GREEN PLAINS's performance criteria at the lowest possible cost.

3. Develop and implement a price risk management plan that is consistent with GREEN PLAINS's pricing objectives and risk profile.

4. Provide daily nominations to the suppliers, pipeline, and other applicable shippers for natural gas deliveries to the Plant. This will include daily electronic confirmations to GREEN PLAINS of all nominations and actual daily usage. U.S. Energy will utilize customer or utility supplied telemetering to obtain actual usage data.

5. Provide a consolidated monthly invoice to GREEN PLAINS that reflects all applicable natural gas and electric energy costs. U.S. Energy will be responsible for reviewing, reconciling and paying all shipper, supplier and utility invoices.

6. Provide a monthly usage report of electric energy consumption and costs. Also, where applicable and available from the utility, obtain monthly interval electric load data and provide monthly load profile graphs.

7. On going review and renegotiation of electric service costs, as required. This may include:

         a. Completing and evaluating annual proposals to identify the most reliable and economic third party electric energy supply.

         b. Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

         c. Identifying on-site generation opportunities as market conditions change.

         d. Provide a monthly projection of energy (natural gas or coal and electricity) and annual summaries.

8. Evaluate the economics and feasibility of using coal as a fuel source rather than natural gas. Negotiate the acquisition, transportation, storage and other logistics necessary in managing the cost of coal if used as a fuel source.

9. Provide natural gas or coal and electric energy operating budgets for the Plant.

10. Perform initial sales tax exemption audits for energy consumption costs as required and allowed by Iowa tax laws.

         In performing the activities described above and throughout this document, U.S. Energy agrees that it will at no time mark up or mark down, for its own benefit, the actual commodity it is negotiating and/or purchasing for and on behalf of GREEN PLAINS, whether it be natural gas, coal, electricity, or any futures or options it may purchase concerning those same commodities, for and on behalf of GREEN PLAINS, in its hedging strategies or risk management programs for the same. U.S. Energy further agrees that GREEN PLAINS shall be permitted to inspect the books and trades n said commodities done by U.S. Energy for and on behalf of GREEN PLAINS at any and all times.

TERM: The initial term of this Agreement shall commence on October 1, 2004 and continue until six (6) months after the Plant's completion date, unless the site at Shenandoah, Iowa, which is the primary location that U.S. Energy is being engaged to work on behalf of GREEN PLAINS, is found to be deficient in anyway in the feasibility study that is to be done by Mr. Marty Ruikka and Pro Exporters on behalf of the lending banks for the Project. In the event the Shenandoah sit is found to be unsuitable, this Agreement shall be suspended until such time as an alternative site is identified and U.S. Energy is directed to provide the services specified in this Agreement for the substitute site. Once U.S. Energy begins activities related to the new site all terms and conditions of this Agreement shall be effective and enforceable. The Agreement shall be month-to-month from that time on. This Agreement may be terminated by either party effective after the initial term upon sixty (60) days prior written notice. GREEN PLAINS shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by GREEN PLAINS, prior to termination.

FEES: U.S. Energy's fee for services described above during the term of this Agreement shall be $2,900 per month, plus pre-approved travel expenses. GREEN PLAINS may defer payment on the invoiced amounts until documents for closing and funding the loans necessary for the plant have been secured. Deferred invoice amounts shall not bear interest. Plant financing shall be deemed to be secured at the time GREEN PLAINS and its project lender(s) actually execute and deliver all required documents for closing the loans necessary to finance the complete construction of the GREEN PLAINS plant. In the event that plant financing is not secured, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party. Payment of pre-approved travel expenses shall not be deferred. If GREEN PLAINS experiences significant delays in its project timeline and it is necessary for U.S. Energy to delay work on GREEN PLAINS's energy management activities, upon mutual agreement by both parties, U.S. Energy will suspend its activities and suspend invoicing GREEN PLAINS until U.S. Energy's activities resume.

BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice GREEN PLAINS for the work completed in the prior month and GREEN PLAINS shall pay U.S. Energy within ten (10) days of receipt of invoice. U.S. Energy will also provide to GREEN PLAINS a consolidated invoice of the Plant's energy costs.

TAXES: GREEN PLAINS will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas or coal and electricity and the provision of services hereunder.

CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy's possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by GREEN PLAINS. All such information shall be and remain the property of GREEN PLAINS unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon GREEN PLAINS's request. Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy's services hereunder without first discussing such proposed disclosure with GREEN PLAINS.

NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Green Plains Renewable
Energy, Inc.:                               Green Plains Renewable Energy, Inc.
                                            Attn: Barry Ellsworth
                                            9635 Irvine Bay Court
                                            Las Vegas, NV  89147

U.S. Energy:                                U.S. Energy Services, Inc.
(Payment)                                   c/o US Bank SDS 12-1449
                                            Account #: 173100561153
                                            P.O. Box 86 Minneapolis, MN 55486

(Notices):                                  U.S. Energy Services, Inc.
                                            1000 Superior Blvd
                                            Wayzata, MN  55391
                                            Attn: Gail McMinn

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and GREEN PLAINS.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Iowa.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

If the above correctly sets forth GREEN PLAIN's understanding of the Agreement, please so indicate in the spaces below and return both originals to U.S. Energy,
Attention: Gail McMinn

Sincerely,


U.S. ENERGY SERVICES, INC.


By: /s/ Gail McMinn (Sign)
----------------------------------
Name: Gail McMinn (Print)
Title: Vice President
Date: 10-5-04




ACCEPTED AND DATED TO THIS 5th
DAY OF OCTOBER, 2004.


GREEN PLAINS RENEWABLE ENERGY, INC.


By: /s/ Barry A. Ellsworth (Sign)
----------------------------------
Name: Barry A. Ellsworth (Print)
Title: President
Date: 10-5-04